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                                                                   EXHIBIT 21.01






                                  EXHIBIT 21.01

                              LIST OF SUBSIDIARIES

                             Niku Australia Pty Ltd.

                             Niku Canada Corporation

                                Niku Europe B.V.

                             Niku Acquisition Corp.